EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Patrick Rodgers, CPA, PA hereby consents to the use of the October 31, 2010 Report of Independent Registered Public Accounting Firm except for Note 1 and Note 10 as to which the date is January 18, 2011, and Note 11 as to which the date is February 6, 2011, relating to the financial statements of GreenCell, Incorporated in this Pre-Effective Amendment No. 7 to Form S-1 Registration Statement No. 333-167147 dated February 15, 2011.

I also consent to the reference to this firm under the caption “Experts” in this registration Statement.

/S/ Patrick Rodgers, CPA, PA

Patrick Rodgers, CPA, PA

Altamonte Springs, Florida

February 15, 2011